UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2025

GD Culture Group Limited

(Exact name of Company as specified in charter)

Nevada	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

22F - 810 Seventh Avenue,
New York, NY 10019

(Address of Principal Executive Offices) (Zip code)

+1-347- 2590292

(Company’s Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	GDC	Nasdaq Capital Market

Item 1.01 Entry Into a Material Definitive Agreement

On May 11, 2025, GD Culture Group Limited. (the “Company”) entered into a Common Stock Purchase Agreement (the “Agreement”) with an investor (the “Investor”). Under the Agreement, the Company shall have the right to require the Investor to purchase, from time to time, up to a cumulative total of $300,000,000 worth of the Company’s common stock.

Under the Agreement, the Company shall have the right, from time to time, during the period from the date of the Agreement to the earlier of (i) the date on which the Investor shall have purchased $300,000,000 worth of the Company’s common stock or (ii) the second (2nd ) anniversary of the date of the Agreement, to send the Investor a purchase notice (the “Purchase Notice”) requiring the Investor to purchase common stock of the Company. The purchase price for the common stock shall be equal to 90% of the lowest daily VWAP for the Company’s common stock during the five (5) consecutive business day period prior to, and including the Purchase Notice Date (defined as the same day that the Purchase Notice is sent if the Purchase Notice is received after 4:00 p.m. New York time by email by the Investor and before 7:00 p.m. New York time, or the following business day if the Purchase Notice is received after 7:00 p.m. New York time), but shall in no event be lower than $0.44.

The Investor’s obligation to purchase common stock under the Agreement is subject to certain conditions and limitations, including the following:

●

All shares to be issued under the Agreement must be covered by an effective registration statement and the Company must, within 45 days after the date of the Agreement, register its sale of common stock to the Investor under the Agreement via a registration statement on Form S-1;

●	The Company’s ability to require the Investor’s purchase of common stock under the Agreement will be limited such that the Company may not require any purchase by the Investor to the extent that such purchase would result in the Investor beneficially owning more than 4.99% of the Company’s common stock immediately thereafter; and

●	The Company may not issue more than 3,357,407 shares of common stock to the Investor (equal to 19.99% of the Company’s outstanding shares of common stock on the date of the Agreement) unless or until shareholder approval of such issuances is obtained.

The Company may terminate the Agreement at any time (i) in the event of a material breach of the Agreement by the Investor or (ii) provided that a written notice is delivered to the Investor 10 days in advance.

The Company plans to use proceeds from the offering, if any, to invest in Bitcoin and OFFICIAL TRUMP and for general corporate purposes.

The common stock will be issued and sold by the Company to the Investor pursuant to a registration statement effective under the Securities Act of 1933, as amended (the “Securities Act“) or, if there is no effective registration statement registering, or no current prospectus available for the issuance of the common stock issuable pursuant to the Agreement, in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties. A copy of the press release related to the Offering entitled “GD Culture Group Limited Announces $300 Million Funding Commitment to Build Cryptocurrency Reserve of Bitcoin and Trump Coin” is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The information contained in this Current Report on Form 8-K of the Company, are hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (File No. 333-279141) and Registration Statement on Form S-8 (File No. 333-252790).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
99.1	Press Release - GD Culture Group Limited Announces $300 Million Funding Commitment to Build Cryptocurrency Reserve of Bitcoin and Trump Coin, dated May 12, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GD Culture Group Limited

Date: May 13, 2025	By:	/s/ Xiao Jian Wang
	Name:	Xiao Jian Wang
	Title:	Chief Executive Officer, President and Chairman of the Board of Directors

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